Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Digirad Corporation

Poway, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2020, relating to the consolidated financial statements of Digirad Corporation (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BDO USA, LLP

San Diego, California

November 18, 2020

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

R-220 (6/14)